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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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NOTIFICATION OF LATE FILING                                  SEC FILE NUMBER
                                                                 0-18976
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                                                               CUSIP NUMBER
                                                                 151186103
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                                    (Check One)

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

          For Period Ended:  June 30, 1999
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
              For the Transition Period Ended: ___________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



Part I --Registrant Information

                          Celtrix Pharmaceuticals, Inc.
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Full Name of Registrant

                                       N/A
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Former Name if Applicable

                          2033 Gateway Place, Suite 600
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Address of Principal Executive Office (Street and Number)

                               San Jose, CA 95110
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City, State and Zip Code


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Part  II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10 K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     Registrant was not able to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 because its financial statements are still being finalized.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification

               Donald D. Huffman          (408)                 988-2500
                   (Name)              (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? If answer is no, identify report(s). [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof? [X] Yes    [ ] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Registrant expects that it will report a significant loss for the quarter ended June 30, 1999 compared to the quarter ended June 30, 1998, due to its funding of a one-time license fee paid by a joint venture company which is 80% owned by Registrant and which was incorporated and funded in April 1999.

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                          CELTRIX PHARMACEUTICALS, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 16, 1999           By /s/ Donald D. Huffman
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                                    Donald D. Huffman
                                    Vice President, Finance and
                                    Administration, Chief Financial
                                    Officer and Assistant Secretary
                                    (Principal Financial and Accounting Officer)


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